UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

July 18, 2007 (July 17, 2007)
Date of Report (Date of earliest event reported)

AFTERSOFT GROUP, INC.
(Exact name of registrant as specified in its charter)

Delaware	000-27083	84-1108035
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

Savannah House, 11-12 Charles II Street,
London, UK SW1Y 4QU
(Address of principal executive offices, including zip code)

Registrant's telephone number, including area code: 011 44 207 451 2468

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 17, 2007, the Board of Directors of Aftersoft Group, Inc. (the “Company”) elected Simon Chadwick, the Company’s Chief Operating Officer, and Frederick G. Wasserman to the Company’s Board of Directors.

Mr. Chadwick has served as the Company’s vice-president of Corporate Development since 2006. From September 2004 to March 2006, Mr. Chadwick served as the chief technical officer of Broaden Software, Inc., a software company aggregator, for which he structured several acquisitions and provided business and technology appraisals and negotiations in the United Kingdom, New Zealand and South Africa. From November 2003 to September 2004, he served as the chief executive officer of BrainBox Consulting Ltd., a technology consulting company. From July 2000 to November 2003, he served as the chief technology officer of Corspan Inc., a private equity funded company focused on e-business initiatives, including the acquisition of leading-edge knowledge, content, and management systems. Mr. Chadwick received his Bachelor of Science degree in chemistry and computer science from the University of Hull (Hull, England).

Mr. Wasserman currently serves as a financial and management consultant. From August 2005 to December 2006, he served as chief operating and chief financial officer of Mitchell & Ness Nostalgia Company, a manufacturer of licensed sportswear. From January 2001 to February 2005, he served as president and chief financial officer of Goebel of North America, a subsidiary of the manufacturer of M.I. Hummel products, W. Goebel Porzellanfabrik Company. He also brings 13 years of public accounting experience, most notably work with each of Coopers & Lybrand and Eisner & Company. He received a Bachelor of Science degree in economics from the University of Pennsylvania’s Wharton School, and has been a certified public accountant.

There are no familial relationship between or among any of the officers and directors of the Company.

Item 9.01 Financial Statements and Exhibits.

(d)	Exhibits

99.1	Press Release dated July 17, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned thereunto duly authorized.

Aftersoft Group, Inc.

Dated: July 18, 2007	By:	/s/ Ian Warwick
Name: Ian Warwick Title: Chief Executive Officer